Exhibit 99.1
FOR IMMEDIATE RELEASE
April 24, 2007
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS QUARTERLY EARNINGS
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.5 million, or $0.53 earnings per basic and diluted share for the quarter ended March 31, 2007, compared to net income of $1.7 million, or $0.60 earnings per basic and diluted share for the quarter ended March 31, 2006. The current year net income represented an 11.3% decrease, compared to the first quarter net income reported during the prior year. For the quarter ended March 31, 2007, return on average assets (ROA) was 0.96% and return on average equity (ROE) was 11.70%.
     “Although soft loan demand and persistently high short-term interest rates continue to impact core income, the bright spots in the Bank’s performance include strong asset quality, stable operating expenses, and the growth of our Wealth Management Group,” said David A. Bochnowski, Chairman and Chief Executive Officer.
     At March 31, 2007, assets totaled $613.2 million, a decrease of $5.8 million or 0.9% for the three-month period. During the current quarter, the Bancorp’s loan portfolio decreased by $1.0 million, while the securities portfolio decreased by $2.5 million. Core deposits, which include checking, savings and money market accounts, decreased by $33.8 million during the three months ended March 31, 2007. The decrease in core deposits resulted, in part, from expected withdrawals by local government units. Core deposits represented 54.1% of the Bancorp’s total deposits at quarter end. Certificates of deposit growth totaled $12.2 million, while repurchase agreement balances decreased by $1.2 million.
     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $4.4 million for the current quarter, compared to $5.0 million for the quarter ended March 31, 2006, a decrease of 12.5%.
     Despite current economic pressures, the Bancorp’s non-performing loans to total assets remain at the manageable level of 0.55% at March 31, 2007. During the quarter ended March 31, 2007 and 2006, no additional provisions to the allowance for loan losses were required. Net charge-offs totaled $3 thousand for the current quarter, compared to net recoveries of $15 thousand for the quarter ended March 31, 2006. The balance of $4.3 million in the allowance for loan losses at March 31, 2007, is considered adequate by management based on its current analysis of loan portfolio credit quality, changes in the portfolio mix and local economic conditions.

     Noninterest income totaled $1.0 million for the quarter ended March 31, 2007, which is unchanged from the same period during the prior year. The current quarter noninterest income increased from wealth management operations, security and loan sales, and bank owned life insurance. According to Bochnowski, “The book value of assets under management by the Bank’s Wealth Management Group increased $10.7 million during the quarter to $155.6 million.”
     Noninterest expense totaled $3.5 million for the quarter ended March 31, 2007, compared to $3.6 million for the quarter ended March 31, 2006. The change represents a decrease of $112 thousand, or 3.1%. The change is attributed to decreased compensation and benefit costs, timing of marketing expenses and other noninterest expenses related to banking operations.
     At March 31, 2007, shareholders’ equity stood at $50.8 million or 8.3% of total assets. The book value of the Bancorp’s stock stood at $18.11 at quarter-end.
     “At Peoples Bank, our strategic direction continues to consider the needs of our customers and the changing financial services landscape in Northwest Indiana. The Peoples brand will extend into Crown Point through the construction of our ninth banking center scheduled to open this fall. In addition, the Bank has acquired a site in Gary, with plans to expand into Portage, St. John and Valparaiso as well,” Bochnowski said.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets

Cash and cash equivalents	$14,736	$15,764
Available-for-sale securities	79,403	83,765
Held-to-maturity securities	17,112	15,247
Federal Home Loan Bank Stock	3,544	3,544
Loans held for sale	—	—
Loans receivable	470,713	471,716
Less: allowance for loan losses	(4,264)	(4,267)

Net loans receivable	466,449	467,449
Premises and equipment	14,347	14,603
Foreclosed real estate	368	323
Cash value of bank owned life insurance	10,920	10,822
Other assets	6,338	7,465

Total assets	$613,217	$618,982

Liabilities and Stockholders’ Equity

Deposits	$491,366	$512,931
Borrowed funds	66,871	51,501
Accrued expenses and other liabilities	4,205	4,540

Total liabilities	562,442	568,972

Stockholders’ Equity	50,775	50,010

Total liabilities and stockholders’ equity	$613,217	$618,982

Consolidated Income Statements
(Dollars in Thousands)

	Three Months Ended
	March 31,
	(unaudited)
	2007	2006
Total interest income	$8,865	$8,305
Total interest expense	4,455	3,266

Net interest income	4,410	5,039
Provision for loan losses	0	0

Net interest income after provision for loan losses	4,410	5,039

Total noninterest income	1,038	1,035
Total noninterest expenses	3,508	3,620

Income before income tax expenses	1,940	2,454
Income tax expenses	454	778

Net Income	$1,486	$1,676

Selected Financial Data

	Three Months Ended
	March 31,
	2007	2006
Earnings per common share:
Basic	$0.53	$0.60
Diluted	$0.53	$0.60
Net interest margin	3.17%	3.62%
Return on average assets	0.96%	1.10%
Return on average equity	11.70%	14.24%

	At
	March 31,	March 31,
	2007	2006
Stockholders’ equity as a percent of total assets	8.28%	7.67%
Book value per share	$18.11	$16.90